LEUCADIA NATIONAL CORPORATION

315 Park Avenue South
New York, New York 10010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 10, 2010

April 7, 2010
To our common shareholders:

You are cordially invited to attend the annual meeting of shareholders of Leucadia National Corporation to be held on May 10, 2010, at 10:00 a.m., at PricewaterhouseCoopers LLP, PwC Auditorium, 300 Madison Avenue, New York, New York:

1. To elect eight directors.

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2010.

3. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

Only holders of record of our common shares at the close of business on March 22, 2010 will be entitled to notice of and to vote at the meeting.  Please vote your shares, either (i) by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) by telephone using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card.  This will assure that your shares are represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 10, 2010:

This proxy statement and the accompanying annual report are available at: https://materials.proxyvote.com/527288.

By Order of the Board of Directors.

LAURA E. ULBRANDT

Assistant Vice President and Secretary

LEUCADIA NATIONAL CORPORATION

315 Park Avenue South
New York, New York 10010

PROXY STATEMENT

Annual Meeting of Shareholders

April 7, 2010

This proxy statement is being furnished to the shareholders of Leucadia National Corporation, a New York corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of shareholders of the Company to be held on May 10, 2010 and at any adjournments thereof.

At the meeting, shareholders will be asked:

1. To elect eight directors.

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2010.

3. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for the determination of the holders of our common shares, par value $1.00 per share, entitled to notice of and to vote at the meeting.  Each eligible shareholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone.  At the close of business on March 22, 2010, there were 243,300,154 common shares entitled to vote.

This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about April 7, 2010.

THE MEETING

Date, Time and Place

The annual meeting will be held on May 10, 2010, at 10:00 a.m., at PricewaterhouseCoopers LLP, PwC Auditorium, 300 Madison Avenue, New York, New York.

Matters to be Considered

At the meeting, shareholders will be asked to consider and vote to elect eight directors and to ratify the selection of independent auditors.  See “ELECTION OF DIRECTORS” and “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.”  The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Shareholders as of the record date, i.e., the close of business on March 22, 2010, are entitled to notice of and to vote at the meeting.  As of the record date, there were 243,300,154 common shares outstanding and entitled to vote, with each share entitled to one vote.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under New York Stock Exchange Rules, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes”.  The proposal to elect Directors is considered a “non-routine” item, which means that brokerage firms may not vote in their discretion regarding the election of Directors on behalf of beneficial owners who have not furnished voting instructions.  The proposal to approve the appointment of independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion regarding the appointment of independent auditors on behalf of beneficial owners who have not furnished voting instructions.  Because at least one routine item is to be voted upon at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting of Shareholders.

 Required Votes for Each Proposal

Election of Directors.  Under New York law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director.  Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a plurality.  Shares present at the meeting that are not voted for a particular nominee, broker non-votes or shares present by proxy where the shareholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality.

Selection of Auditors.  Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors requires the affirmative vote of the holders of a majority of the common shares voted at the meeting.  Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of auditors, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

Ian M. Cumming, Chairman of the Board of Directors of our company, beneficially owns 24,283,393, or approximately 9.9%, of the common shares outstanding at the record date.  Joseph S. Steinberg, a Director and President of our Company, beneficially owns 27,567,551, or approximately 11.2%, of the common shares outstanding at the record date.  The Cumming Foundation, a private charitable foundation established by Mr. Cumming, beneficially owns 283,210 or approximately .1% of the common shares outstanding at the record date.  Cumming Philanthropic Organization, a Wyoming nonprofit corporation established by Mr. Cumming, owns 101,666 (less than .1%) of the common shares outstanding at the record date.  Mr. Cumming disclaims beneficial ownership of the common shares held by his charitable foundation and the nonprofit corporation.  Messrs. Cumming and Steinberg have advised us that they intend to cause all common shares that they beneficially own to be voted in favor of each nominee named herein and ratification of the selection of independent auditors.  Mr. Cumming has advised us that each of his charitable foundation and the nonprofit corporation intends to cause all of its common shares to be voted in favor of each nominee named herein and ratification of the selection of independent auditors.  In addition to Messrs. Cumming and Steinberg, all of our other directors and officers beneficially own approximately .4% of the common shares outstanding at the record date, excluding common shares acquirable upon the exercise of options.

Voting and Revocation of Proxies

Shareholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.proxyvote.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Common shares represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein.  Subject to the broker non-vote rules discussed under “Required Votes,” if instructions are not given, proxies will be voted for election of each nominee for director named and for ratification of the selection of independent auditors.

Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card.  The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly.  A control number, located on the proxy card, will identify shareholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded.  Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.  If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.  The availability of Internet and telephone voting will depend on their voting procedures.

If a shareholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a shareholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at the Company’s address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting.  Attendance at the meeting will not alone constitute revocation of a proxy.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 22, 2010, in order to vote your shares at the meeting.

Electronic Delivery of Proxy Materials and Annual Report

This proxy statement and the accompanying annual report are available at: https://materials.proxyvote.com/527288.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 59 Maiden Lane, New York, New York 10038; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200).

If we are householding materials to your address and you wish to receive a separate copy of the 2009 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer and Trust Company as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting.  In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise.  These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation.  In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting.  We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $12,000.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2009, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

ELECTION OF DIRECTORS

At the meeting, eight directors are to be elected to serve until the next meeting or until their successors are elected and qualified.  Each of the following nominees is currently serving as a director.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the eight nominees named by the Board of Directors and listed on the following table.  The Board of Directors does not expect that any of the nominees will be unavailable for election as a director.  However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board of Directors may propose.  The following information is as of March 22, 2010.

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should be nominated for re-election as a director of the Company at the Company’s 2010 Annual Meeting of Shareholders.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Ian M. Cumming, Chairman of the Board
Mr. Cumming, 69, has served as a director and our Chairman of the Board since June 1978.  Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier, and HomeFed Corporation (“HomeFed”), a publicly held real estate development company, in which we have an approximate 31.4% equity interest; Mr. Cumming has an approximate 7.7% equity interest in HomeFed and a private charitable foundation, as to which Mr. Cumming disclaims beneficial ownership, has an approximate 2.2% equity interest in HomeFed.  Mr. Cumming is a director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore, in which we have an approximate 8% equity interest. Mr. Cumming is also a director of AmeriCredit Corp., an auto finance company, in which we have an approximate 25% interest and a director of Jefferies Group, Inc. (“Jefferies”), a publicly held full service global investment bank and institutional securities firm serving companies and other investors, in which we have an approximate 28% interest.  Since 2001, Mr. Cumming had been Chairman of the Board of The FINOVA Group Inc. (“FINOVA”), formerly a publicly traded middle market lender that was dissolved in November 2009.

Mr. Cumming has managerial and investing experience in a broad range of businesses through his more than 30 years as Chairman and Chief Executive Officer of the Company.  He also has experience serving on the boards of directors and committees of both public and private companies.

Paul M. Dougan
Mr. Dougan, 72, has served as a director since May 1985. Mr. Dougan is a private investor.  Until July 2004, he was a director and President and Chief Executive Officer of Equity Oil Company, a company engaged in oil and gas exploration and production.

Mr. Dougan has managerial experience in the independent energy sector, particularly in connection with exploration of natural resources and development of energy related businesses and in real estate development.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of the Company's Board of Directors.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Alan J. Hirschfield
Mr. Hirschfield, 74, has served as a director since April 2004.  Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, which merged with Financial Times/Pearsons, Inc.  Prior to that time, Mr. Hirschfield held executive positions in the entertainment industry.  He is a director and Chairman of the Audit Committee of Carmike Cinemas, Inc., a publicly-held motion picture exhibitor in the United States and is a director and Chairman of the Compensation Committee of Cantel Medical Corp., a healthcare company.  He was formerly a director of Interactive Data Corporation and Peregrine Systems Inc.

Mr. Hirschfield has managerial experience in the media and entertainment sector, as well as in investment banking and real estate.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of both public and private companies, including audit committees (serving as chair), as well as serving on the Company’s Audit Committee.

James E. Jordan
Mr. Jordan, 66, has served as a director since February 1981.  Mr. Jordan is a private investor.  He was the Managing Director of Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company from July 2002 to June 2005.  Mr. Jordan is a director of the First Eagle family of mutual funds and JZ Capital Partners Plc., a Guernsey registered investment trust company.

Mr. Jordan has managerial experience in the financial sector, particularly in the area of asset management both in the U.S. and foreign markets.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of the Company's Board of Directors, including serving as Chair of the Company’s Nominating and Corporate Governance Committee and formerly serving as Chair of the Company’s Audit Committee.

Jeffrey C. Keil
Mr. Keil, 66, has served as a director since April 2004. Mr. Keil is a private investor who had been President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil is currently the non-executive chairman of a privately held insurance company and the non-executive chairman of a privately held registered investment advisor.  Mr. Keil was formerly a director of Presidential Life Insurance Company and Anthracite Capital, Inc., a specialty real estate finance company.

Mr. Keil has managerial experience in the domestic and international banking sector, as well as in real estate and investing.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of both public and private companies, including audit committees, as well as serving as Chair of the Company’s Audit Committee.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Jesse Clyde Nichols, III
Mr. Nichols, 70, has served as a director since June 1978. Mr. Nichols is a private investor. He was President, from May 1974 through 2000, of Nichols Industries, Inc., a diversified holding company.

Mr. Nichols has managerial experience in the manufacturing sector.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of the Company’s Board of Directors, as well as serving as Chair of the Company’s Compensation Committee.

Michael Sorkin
Mr. Sorkin, 67, has served as an Executive Vice Chairman of N M Rothschild (Corporate Finance) Limited, the U.K. arm of the family controlled Rothschild banking group, since 2001. In addition, since 2002 he has served as a non executive director of St. James’s Place PLC, a company engaged in wealth management services.  Mr. Sorkin was formerly a director of JZ Equity Partners Plc.

Mr. Sorkin has management and strategic experience in the international investment banking and financial services sector.  He also has experience advising companies on international transactions, and has served on the boards of directors of both public and private companies.

Joseph S. Steinberg, President
Mr. Steinberg, 66, has served as a director since December 1978 and as our President since January 1979.  Mr. Steinberg is Chairman of the Board of HomeFed; Mr. Steinberg has an approximate 8.6% equity interest in HomeFed, trusts for the benefit of Mr. Steinberg’s children have an approximate .8% equity interest in HomeFed and a private charitable trust, as to which Mr. Steinberg disclaims beneficial ownership, has an approximate .5% equity interest in HomeFed. Mr. Steinberg is also a director of Jefferies and an alternate director of Fortescue.  Since 2001, Mr. Steinberg had been a director of FINOVA.

Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 30 years as President and a director of the Company.  He also has experience serving on the boards of directors and committees of both public and private companies.

The Board of Directors recommends a vote FOR the above-named nominees.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website, www.leucadia.com, the Board of Directors is required to affirmatively determine that a majority of the directors is independent under the listing standards of the New York Stock Exchange (“NYSE”), the exchange on which the Company’s common shares are traded.  In accordance with the Guidelines, the Board of Directors undertakes an annual review of director independence.  During this review, the Board considers all transactions and relationships between each director or any member of his immediate family and the Company, and its subsidiaries and affiliates.  The Board also examines transactions and relationships between directors or their affiliates and Ian M. Cumming, our Chairman of the Board, and Joseph S. Steinberg, our President, and their respective affiliates.  The purpose of this review is to determine whether any such relationships or transactions is considered a “material relationship” that would be inconsistent with a determination that a director is independent.  The Board has not adopted any “categorical standards” for assessing independence, preferring instead to consider and disclose existing relationships with the non-management directors and the Company, Mr. Cumming or Mr. Steinberg.

As a result of this review, on March 1, 2010, the Board affirmatively determined that, other than Mr. Cumming and Mr. Steinberg, all of the current directors are independent of the Company and its management.  The Board also determined that Lawrence D. Glaubinger, a director of the Company during 2009 who did not stand for re-election at the 2009 shareholders’ meeting, was independent of the Company and its management.  In determining that all of the directors other than Mr. Cumming and Mr. Steinberg are independent, the Board reviewed the NYSE corporate governance rules and also determined that the following relationships are not material relationships and therefore do not affect the independence determination:  Mr. Cumming and Mr. Hirschfield are passive investors, each with a 15% passive interest, in a regional internet service provider; Mr. Cumming is a 6.6% passive stockholder in a restaurant that is 50% owned by Mr. Hirschfield; Mr. Dougan’s son-in-law is the Associate Director of the State of Utah School and Institutional Trust Lands Administration, a state agency that continues to oversee relations with the Company with respect to certain parcels of land and as to which Mr. Dougan’s son-in-law has no financial interest; Mr. Keil is a trustee of several trusts (certain of which hold our common shares) for the benefit of Mr. Steinberg’s children and other family members (for which Mr. Keil receives no remuneration); Mr. Keil’s daughter is the principal of a non-profit charter school to which Mr. Steinberg, through a charitable trust, donated $50,000 in 2006 and $10,000 in 2007 and to which Mr. Cumming, through a charitable foundation, donated $25,000 in 2006; in August 2007, Mr. Keil acquired an interest in a Swiss investment management company with approximately $1 billion under management that prior to 2009 managed certain funds for Mr. Steinberg and his charitable trust (Mr. Steinberg was a client of the Swiss firm before Mr. Keil acquired his interest in the firm) and for which Mr. Steinberg and the charitable trust paid the Swiss firm approximately $59,000, $42,000 and $0 in fees for 2007, 2008 and 2009, respectively; Mr. Keil’s son-in-law was an at will employee of the Company from April 2007 to February 2010 (as discussed under “Certain Relationships and Related Person Transactions”); and N M Rothschild (Corporate Finance) Limited, the investment bank of which Mr. Sorkin is an Executive Vice Chairman, has performed investment banking services for the Company in the past, but has not provided any such services in the past three years.

In addition, as stated in the Corporate Governance Guidelines, the Board has determined that friendship among directors shall not in and of itself be a basis for determining that a director is not independent for purposes of serving on the Board.

Board Structure and Risk Oversight

Mr. Cumming serves as our Chairman of the Board and our Chief Executive Officer pursuant to the terms of his employment agreement with the Company and the Bylaws of the Company.  Mr. Cumming has served as the Chairman of the Board and Chief Executive Officer of the Company for more than 30 years.  The Board believes that the Company has benefited from this structure and, based upon Mr.

Cumming’s more than 30 years of leadership, Mr. Cumming’s continuation in the combined role of the Chairman and Chief Executive Officer is in the best interests of the shareholders.

     All directors of the Company other than Mr. Cumming and Mr. Steinberg, our President, are independent under the NYSE independence standards discussed above, and all committees of the Board (other than the Executive Committee which did not meet last year) are composed entirely of independent directors. The Board regularly meets in executive session without management present, and these meetings are chaired by the Board’s presiding director, Alan J. Hirschfield, in accordance with the Company’s Corporate Governance Guidelines.

The Board of Directors is responsible for the general oversight of risks that affect the Company, and has delegated the day-to-day authority for risk management to Messrs. Cumming and Steinberg, our Chairman and our President, respectively.   The Board receives regular reports on the operations of the Company from Messrs. Cumming and Steinberg and other members of management as appropriate and discusses risks related thereto.  In exercising its oversight responsibilities, the Board considers potential investments that require an expenditure above $100 million, a financial threshold approved by the Board, with general delegation to Messrs. Cumming and Steinberg of approval for matters below that threshold.  The Board also fulfills its oversight role through the operations of its various committees, including its Audit Committee.  All committees of the Board provide periodic reports to the Board on their activities.  The Audit Committee has responsibility for risk oversight in connection with its review of the Company’s financial reports filed with the SEC.  The Audit Committee receives reports from the Company’s Chief Financial Officer and its independent auditors in connection with the review of the Company’s quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters.  When reporting on such matters, the Company’s independent auditors also provide their assessment of management’s report and conclusions.  The Audit Committee also receives reports from the Company’s Chief Compliance Officer in accordance with the Company’s whistle blower policy. The Audit Committee also oversees the Company’s Related Party Transaction Policy.

The Board believes that its compensation policies do not reward employees for imprudent risk taking.  The Company surveyed the compensation plans of its operating companies for all employees, as well as reviewed the discretionary incentive compensation practice for corporate employees.  As a result of its review, the Company concluded that none of its compensation plans or practices fosters imprudent risk-taking.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve “related persons" and potential conflicts of interest (the “Related Person Transaction Policy”).

The Related Person Transaction Policy applies to the following individuals (each a “Related Person”):  each director and executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons; and any corporation, firm, association or their entity in which one or more directors of the Company are directors or officers (other than where serving as such at the request of the Company), or have a substantial financial interest (other than through the Company).  Any equity interest in any corporation, firm, association or other entity received by any director or executive officer of the Company as a result of his serving as a director or executive officer of another entity at the request of the Company shall not be deemed to be a substantial financial interest in such other entity for purposes of the Related Person Transaction Policy.

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC as a transaction with a Related Person.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such interest.  All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified.  In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operation.  Related Person Transactions having a value of $120,000 or more are disclosed below in accordance with the rules of the SEC.

Related Person Transactions

The Company is party to a Services Agreement with each of Messrs. Cumming and Steinberg, each dated as of January 1, 2004, pursuant to which the Company has agreed to provide certain services for Messrs. Cumming and Steinberg and/or their affiliated entities, if such services are requested.  Such services include accounting and cash management services and tax services and, with respect to Mr. Steinberg, transportation services.  Mr. Steinberg paid the Company $308,000 for services rendered by the Company in 2009 under his agreement and has advanced the Company $311,000 for services to be rendered by the Company in 2010.  Mr. Cumming did not receive any services under his Services Agreement in 2009 and does not expect to receive any services in the future; accordingly, he has not advanced the Company any funds for future services.

Mr. Steinberg's brother, Morton M. Steinberg, is a partner in the law firm DLA Piper LLP (US), a member of DLA Piper, a global legal services organization whose members have offices in twenty-nine countries.  During 2009, the Company paid approximately $2,340,000 in aggregate fees to such firm for legal services rendered to the Company.  This amount represents less than ..3% of all fees received by DLA Piper LLP (US) in 2009.  Mr. Morton Steinberg has a less than 1% partnership interest in DLA Piper LLP (US).

From April 1, 2007 to February 2010, the Company engaged Patrick Q. Riordan, the son-in-law of Jeffrey C. Keil, a director of the Company and Chairman of the Company's Audit Committee, as an at-will employee of a subsidiary.  Pursuant to such arrangement, Mr. Riordan received an annual salary of $300,000 and was entitled to an annual cash bonus of at least $50,000.  In 2007, 2008 and 2009 the Company paid Mr. Riordan $220,385, $361,723 and $370,723, respectively.  Mr. Riordan was engaged to identify new investment opportunities for the Company, and if any such opportunities were consummated, he was entitled to a profits interest to be determined by the Company in each such instance, subject to the Company's having received a preferred rate of return on such investment.  In February 2010, Mr. Riordan left the Company’s employment to pursue other opportunities.  Mr. Riordan was paid $161,296 in 2010.

The Audit Committee or the Board have approved or ratified each of the foregoing Related Person Transactions.

Meetings and Committees

During 2009, the Board of Directors held seven meetings and took action on numerous other occasions.

The Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee the conduct and integrity of our financial reporting and financial statements filed with the SEC, the scope and performance of our internal audit function, our systems of internal accounting and financial disclosure controls, compliance with legal and regulatory requirements, our Code of Business Practice and Code of Practice, and preparation of the audit committee report.  In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to shareholder ratification, which is not binding on the Audit Committee), compensate (including fee pre-approvals), evaluate and replace the independent auditors, oversee their scope of work, independence and their engagement for any other services, and meets independently with those persons performing the Company’s internal auditing function, as well as the Company’s independent auditors and senior management.

During 2009, the Audit Committee met with management and/or the independent auditors six times and met once during 2010.  At such meetings, the Audit Committee met with the independent auditors without management present.  The Board of Directors has adopted a charter for the Audit Committee, which is available on our website.  See “Annual Report and Company Information” below.  The Audit Committee consists of Messrs. Keil (Chairman), Dougan, Hirschfield, Jordan and Nichols.  The Board has determined that each of Messrs. Keil and Hirschfield is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial expertise requirement of the listing standards of the NYSE, and that each member of the Audit Committee is financially literate.

The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of our business at such times as the full Board of Directors is unavailable in accordance with New York law.  The Executive Committee consists of Messrs. Cumming (Chairman), Keil, Jordan and Steinberg.  The Executive Committee did not meet in 2009.

The functions of the Compensation Committee are to determine and approve the compensation of the Chairman of the Board and President including under the 2003 Senior Executive Annual Incentive Bonus Plan (as amended), make recommendations to the Board of Directors with respect to compensation of our other executive officers in consultation with Messrs. Cumming and Steinberg, including with respect to our employee benefit and incentive plans, and to administer our stock option plan.  The Board of Directors has adopted a charter for the Compensation Committee, which is available on our website.  See “Annual Report and Company Information” below.  The Compensation Committee met three times in 2009 and met three times during 2010.  The Compensation Committee consists of Messrs. Nichols (Chairman), Dougan and Jordan.

The function of the Nominating and Corporate Governance Committee is to assist the Board by identifying qualified candidates to serve as directors and recommend to the Board candidates for election to the Board, to develop and recommend to the Board corporate governance guidelines, and to oversee the evaluations of the Board and management.  In selecting nominees to the Board of Directors, the Nominating and Corporate Governance Committee assesses the independence of the candidates and their ability to comply with the Company Corporate Governance Guidelines.

The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is also available on our website.  See “Annual Report and Company Information” below.  The Nominating and Corporate Governance Committee met once and took action on one other occasion during 2009 and met once and took action on one other occasion during 2010.  The Nominating and Corporate Governance Committee consists of Messrs. Jordan (Chairman), Dougan and Nichols.

The information contained in this proxy statement with respect to the Audit Committee charter, the Compensation Committee charter, the Nominating and Corporate Governance Committee charter and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

A shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of that shareholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of shareholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of shareholders, not later than the tenth day following the date on which notice of the meeting is first given to shareholders.  The notice shall include the name and address of the shareholder and his or her nominees, a representation that the shareholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the shareholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the shareholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected.  We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  We did not receive any nominations from shareholders for election as directors at the meeting.  See “Proposals by Shareholders” for the deadline for nominating persons for election as directors for the 2011 annual meeting.

Attendance

All directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served.  Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the shareholders, the Board and committees of which he is a member.  All directors attended the annual meeting of shareholders in May 2009.  A copy of our Corporate Governance Guidelines is available on our website.

Meetings of Non-Management Directors

The Board of Directors has determined that the non-management members of the Board of Directors will meet regularly in executive session outside the presence of any member of management, in conjunction with regularly scheduled meetings of the Board.  No formal Board action may be taken at any executive session.  The non-management directors annually select a presiding director to chair executive sessions who will serve for a one year term.  Mr. Alan Hirschfield was the presiding director for 2009 and has been selected to serve as the presiding director for 2010.

Communicating with the Board

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to the non-management members of the Board of Directors, c/o Corporate Secretary, Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.  The Corporate Secretary will review all correspondence and regularly forward to the non-management members of the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention.  Non-management directors may at any time review a log of all correspondence received by the Company that is addressed to non-management members of the Board and request copies of all such correspondence.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Practice

We have a Code of Business Practice, which is applicable to all directors, officers and employees of the Company, and includes a Code of Practice applicable to our principal executive officers and senior financial officers.  Both the Code of Business Practice and the Code of Practice are available on our website.  We intend to post amendments to or waivers from our Code of Practice applicable to our principal executive officers and senior financial officers on our website.

INFORMATION ON STOCK OWNERSHIP

Present Beneficial Ownership of Common Shares

Set forth below is certain information as of March 22, 2010, with respect to the beneficial ownership of common shares by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares, which is our only class of voting securities, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (4) the charitable foundation established by Mr. Cumming and (5) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class

Morgan Stanley (a)(b)	14,338,232		5.9%
Group consisting of Fairholme Capital Management, L.L.C, Fairholme Funds, Inc. and Bruce R. Berkowitz (c)(d)	20,052,869		8.2%
Ian M. Cumming	24,283,393	(e)(f)	9.9%
Paul M. Dougan	28,450	(g)	*
Alan J. Hirschfield	47,000	(h)	*
James E. Jordan	132,750	(h)	*
Jeffrey C. Keil	22,000	(h)	*
Thomas E. Mara	127,518	(i)	*
Jesse Clyde Nichols, III	208,948	(j)	*
Joseph A. Orlando	97,068	(k)	*
Michael Sorkin	36,500	(l)	*
Joseph S. Steinberg	27,567,551	(f)(m)	11.2%
Justin R. Wheeler	92,500	(n)	*
Cumming Foundation	283,210	(o)	.1%
Cumming Philanthropic Organization	101,666	(p)	*
All directors and executive officers as a group (14 persons)	52,895,236	(q)	21.3%
___________________

*  Less than .1%.

(a)	The business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

(b)
Based upon a Schedule 13G filed February 12, 2010, by Morgan Stanley, the securities reported in Morgan Stanley’s Schedule 13G may be beneficially owned, or deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates.

(c)	The business address of these beneficial owners is c/o Fairholme Capital Management, L.L.C., 4400 Biscayne Boulevard, 9th Floor, Miami, Florida 33137.

(d)
Based upon a Schedule 13G filed February 16, 2010, by Fairholme Capital Management, L.L.C, Fairholme Funds, Inc. and Bruce R. Berkowitz (together, “Fairholme”), the securities reported in Fairholme’s Schedule 13G are owned by various investment vehicles managed by Fairholme Capital Management, L.L.C.  (“FCM”).  FCM, Fairholme Funds, Inc. and Mr. Berkowitz disclaim beneficial ownership of the common shares reported by them in Fairholme’s Schedule 13G.

(e)
Includes 216,000 (less than .1%) common shares beneficially owned by Mr. Cumming’s wife, as to which Mr. Cumming may be deemed to be the beneficial owner and 2,000,000 (.8%) common shares which Mr. Cumming currently has the right to acquire upon exercise of warrants.  Also includes 7,000,000 shares as collateral for a line of credit.

(f)	Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the Company.

(g)
Includes 9,000 common shares that may be acquired upon the exercise of currently exercisable stock options and 300 (less than .1%) common shares owned by Mr. Dougan’s wife as to which Mr. Dougan disclaims beneficial ownership.

(h)	Includes 9,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(i)	Includes 108,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(j)
Includes 7,000 common shares that may be acquired upon the exercise of currently exercisable stock options and 127,798 (less than .1%) common shares held by a revocable trust for Mr. Nichols’ benefit in a managed account, 23,164 (less than .1%) common shares beneficially owned by Mr. Nichols’ wife (directly and indirectly through a majority owned company) and 15,018 shares held by a trust for the benefit of Mr. Nichol’s minor children as to which Mr. Nichols may be deemed to be the beneficial owner.

(k)	Includes 96,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(l)
Includes 12,000 (less than .1%) common shares owned by Mr. Sorkin’s wife as to which Mr. Sorkin disclaims beneficial ownership and 500 common shares that may be acquired upon the exercise of currently exercisable stock options.

(m)
Includes 139,200 (less than .1%) common shares beneficially owned by Mr. Steinberg’s wife and daughter, 20,636,424 (8.5%) common shares held by corporations that are wholly owned by Mr. Steinberg, or by corporations that are wholly owned by a family trust as to which Mr. Steinberg has sole voting and dispositive control, 2,339,712 (1.0%) common shares held in a trust for the benefit of Mr. Steinberg’s children as to which Mr. Steinberg may be deemed to be the beneficial owner, and 2,000,000 (.8%) common shares which Mr. Steinberg currently has the right to acquire upon exercise of warrants.

(n)	Includes 84,742 common shares that may be acquired upon the exercise of currently exercisable stock options.

(o)	Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of the common shares held by the foundation.

(p)	Mr. Cumming is a director and President of Cumming Philanthropic Organization and disclaims beneficial ownership of the common shares held by the organization.

(q)
Includes 12,300 common shares owned of record by the spouses of certain directors of the Company, as to which each such director disclaims beneficial ownership; 4,000,000 common shares that may be acquired by Messrs. Cumming and Steinberg pursuant to the exercise of currently exercisable warrants; 43,500 common shares that may be acquired by directors pursuant to the exercise of currently exercisable stock options; and 495,512 common shares that may be acquired by certain officers pursuant to the exercise of currently exercisable stock options.

As of March 22, 2010, Cede & Co. held of record 193,209,412 shares (approximately 79.4% of the total number of common shares outstanding).  Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described in our Form 10-K for the year ended December 31, 2009, our common shares are subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our significant tax attributes.  Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares.  Shareholders (and prospective shareholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single common share may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others.  The restriction will remain until the earliest of (a) December 31, 2024, (b) the repeal of Section 382 of the Internal Revenue Code of 1986 as amended (the “Code”) (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward. The restriction may be waived by our Board of Directors. Shareholders are advised to carefully monitor their ownership of our common shares and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level.  Based upon discussions with each of Morgan Stanley and Fairholme, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of common shares by each of Morgan Stanley and Fairholme as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

Equity Compensation Plan Information
The following table summarizes information regarding the Company’s equity compensation plans as of December 31, 2009.  All outstanding awards relate to the Company’s common shares.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation Plans approved by security holders	6,196,240	$27.765	1,888,650

Equity compensation Plans not approved by security holders	_	_	_

Total	6,196,240	$27.765	1,888,650

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction

Our principal executive officers, Ian M. Cumming and Joseph S. Steinberg, in consultation with the Compensation Committee, establish our compensation philosophy and executive compensation program.  The Compensation Committee determines and approves the compensation of Messrs. Cumming and Steinberg, including bonus compensation under the 2003 Senior Executive Annual Incentive Bonus Plan, and makes recommendations to the Board of Directors, in consultation with Messrs. Cumming and Steinberg, with respect to the compensation of the other executive officers of the Company including those named in the Summary Compensation Table ( the “Senior Executive Officers” and together with Mr. Cumming and Mr. Steinberg, the “Named Executive Officers”).

Compensation Objectives and Philosophy

Our compensation philosophy is based upon rewarding our executive officers for current and past contributions, performance and dedication and providing incentives for superior long-term performance.  We continue to believe that there should be a strong link between pay and performance for both the Company and the individual.  Accordingly, a large percentage of annual compensation consists of discretionary bonus compensation.  This ensures that compensation paid to an executive reflects the individual’s specific contributions during the year, the level and degree of complexity involved in his/her contributions to the Company and the Company’s overall performance.

In determining the compensation of our named executive officers, the Compensation Committee, together with Messrs. Cumming and Steinberg considered the Company’s financial performance as well as the continued uncertain economic conditions experienced in 2009.  Our compensation philosophy has not changed; however, economic uncertainty continued to significantly affect our executive compensation in 2009.  Bonuses received by our Senior Executive Officers for 2009 were higher than those paid for 2008, but lower than those paid for 2007, unless reflecting an expansion of an executive’s responsibilities or enhanced performance.  As discussed below, Messrs. Cumming and Steinberg did not receive bonus compensation under the Bonus Plan for 2008, and no determination has yet been made as to their bonus compensation for 2009; this will be considered by the Compensation Committee at their meeting following the Annual Shareholders Meeting.

Role of Principal Executive Officers in Compensation Decisions

In determining executive compensation, the Compensation Committee works with Messrs. Cumming and Steinberg.  In January of each year, Messrs. Cumming and Steinberg meet with the Compensation Committee to report their recommendations for the prior year’s bonus and current year’s salary levels for the Senior Executive Officers.

Setting Executive Compensation

In determining compensation for our Senior Executive Officers, neither the Compensation Committee nor Messrs. Cumming and Steinberg rely on any specific formula, benchmarking or pre-determined targets.  In making their recommendations to the Compensation Committee, Messrs. Cumming and Steinberg focus primarily on their subjective determination of the performance of the individual executive officer, as well as on the performance of the Company and general economic conditions.

In considering executive compensation, Messrs. Cumming and Steinberg take into account the dedication, institutional knowledge and significant contributions (which may involve restructuring newly acquired enterprises or managing and maximizing the value of existing or potential businesses and investments, the success of which may not be evident for several years) that our executive officers bring to the Company, as well as the status of the Company’s investments.  Messrs. Cumming and Steinberg report their compensation proposals to the Compensation Committee for its consideration and recommendation to the full Board of Directors for its approval.

Elements of Compensation

In an effort to reflect our compensation philosophy and keep our compensation program as straightforward as possible, in 2009 our compensation package for Named Executive Officers consisted of four basic elements:

(1)           base salary;

(2)           annual bonus compensation (which for Messrs. Cumming and Steinberg has historically been governed by our shareholder approved 2003 Senior Executive Annual Incentive Bonus Plan discussed below);

(3)           long-term incentives in the form of stock options granted pursuant to our shareholder approved Amended and Restated 1999 Stock Option Plan (the “Option Plan”), for executive officers other than Messrs. Cumming and Steinberg, and warrants granted pursuant to our shareholder approved 2006 Senior Executive Warrant Plan (for Messrs. Cumming and Steinberg); and

(4)           retirement benefits pursuant to our Savings and Retirement Plan and Deferred Compensation Retirement Plan.

Other elements of compensation include medical and life insurance benefits available to employees generally.  Additionally, certain perquisites may be available to executive officers that are not available to other employees generally.  See “Other Benefits; Executive Perquisites”.

Each element of compensation has a different purpose.  Salary and bonus payments are designed mainly to reward current and past performance.  Stock options and warrants are primarily designed to provide strong incentive for superior long-term future performance and are directly linked to shareholders’ interests because the value of the awards will increase or decrease based upon the future price of the Company’s common shares.  Retirement benefits are designed to provide employees with income after they retire, and the Company’s annual contribution is determined based upon a combination of an employee’s age and years of service.

Other than Messrs. Cumming and Steinberg, none of our executive officers is a party to an employment agreement with the Company.

Base Salary

Base salary is consistent with the executive’s office and level of responsibility, with annual salary increases that generally amount to a small percentage of the executive’s prior base salary, primarily reflecting cost of living increases.  However, annual salary increases may be significant to reflect an executive’s increase in office and/or responsibility.  Base salary of executive officers other than Messrs. Cumming and Steinberg is determined by the Board of Directors after considering the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg.  Base salary of Messrs. Cumming and Steinberg is based upon their employment agreements discussed in greater detail below.

Short-Term Incentives – Annual Bonus Compensation

Bonus compensation of executive officers, other than Messrs. Cumming and Steinberg, is determined by the Board on the basis of recommendations made by the Compensation Committee upon consultation with Messrs. Cumming and Steinberg based on their subjective assessment of an executive’s performance and the Company’s performance.

Bonus Compensation for Messrs. Cumming and Steinberg is determined by the Compensation Committee principally pursuant to the terms of the 2003 Senior Executive Annual Incentive Bonus Plan, as amended (the “Bonus Plan”), although the Compensation Committee may award bonuses to Messrs. Cumming and Steinberg in addition to the amounts provided under the Bonus Plan.

Additionally, in 2009 all employees of Leucadia National Corporation (but not all subsidiaries) received an annual discretionary year-end bonus equal to 3% of base salary.

Long-Term Incentives – Stock Options

By means of our Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling the positions.  From time to time, stock options may be awarded which, under the terms of the Option Plan, permit the executive officer or other employee to purchase common shares of the Company, after vesting, at not less than the fair market value of the common shares on the date of grant of the stock option.  Since employees only realize a gain if the price of the common shares increases during the period of the option, shareholder and executive interests are aligned.  Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing approximately one year after the date of grant.  As with base salary and bonuses, the amount of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive’s level and performance, as well as the date and extent of prior option grants.  Options are granted to executive officers by the Compensation Committee upon the recommendation of Messrs. Cumming and Steinberg.  Options are not granted according to a set schedule; however, since 2000 the Compensation Committee has granted options every other year.  Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information. In 2009 we did not grant stock options to our Senior Executive Officers.  However, on March 1, 2010, we granted an option to purchase 100,000 common shares of the Company to Justin R. Wheeler.  See “Compensation of Senior Executive Officers (executive officers other than Ian M. Cumming and Joseph S. Steinberg)” below.

Long-Term Incentives – Warrants

Although Messrs. Cumming and Steinberg are eligible to participate in our Option Plan, they have never received stock options; instead Messrs. Cumming and Steinberg have received shareholder approved warrants, most recently in 2006, when shareholders approved our 2006 Senior Executive Warrant Plan pursuant to which Messrs. Cumming and Steinberg were each granted Warrants to purchase 2,000,000 common shares at an exercise price of $28.515 (105% of the closing price per common share on the grant date).  These Warrants vested at a rate of 20% per year, commencing on May 16, 2006 and thereafter on March 6 of each of 2007, 2008, 2009 and 2010.  All of these Warrants are currently vested.

Retirement Benefits Pursuant to Our Savings and Retirement Plan and Deferred Compensation Retirement Plan, and with Respect to Eligible Employees, the Frozen Defined Benefit Pension Plan

Savings and Retirement Plan

We and certain of our affiliated companies currently maintain a Savings and Retirement Plan for certain of our employees and employees of these affiliated companies. Participants in the Savings and Retirement Plan may make before-tax and/or after-tax contributions to the plan and we will match a portion of an eligible participant's before-tax contributions. The Savings and Retirement Plan also provides a contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation (the “Profit Sharing Benefit”).  Eligible compensation for the Profit Sharing Benefit for 2009 was limited to $245,000.  Beginning in 2009, eligible employees earning more than $130,000 in the previous fiscal year were no longer eligible to participate in the Profit Sharing Benefit portion of the Savings and Retirement Plan

(although they still are eligible to make salary reduction contributions and to receive matching contributions under the Savings and Retirement Plan).  As a result, on January 1, 2009, we established the Leucadia National Corporation Deferred Compensation Retirement Plan, which allows such employees the opportunity to receive an employer contribution based on age and years of service.

Deferred Compensation Retirement Plan

Effective January 1, 2009, we established the Leucadia National Corporation Deferred Compensation Retirement Plan (“Deferred Compensation Plan”), which allows participating senior executives with compensation in excess of $130,000 the opportunity to receive an employer contribution ranging from 2% of eligible compensation up to 16% of eligible compensation.  Contributions are determined on the basis of age and years of service.  The Deferred Compensation Plan does not provide for employee contributions.  The Deferred Compensation Plan is designed as a non-qualified deferred compensation plan and is intended to meet the requirements of Section 409A of the Code.  Senior executives who are eligible to participate in the Deferred Compensation Plan are not eligible to receive the Profit Sharing Benefit under the Savings and Retirement Plan.  Separate accounts are maintained for each participant and participants may direct the investment of their account.  Accounts under the Deferred Compensation Plan are subject to the same rules for contribution and investment timing, investment transaction accounting, and investment changes applied to the accounts of all employees participating in the Savings and Retirement Plan.  Distributions are made upon retirement, separation from service, death, disability or Change in Control (as defined in the Deferred Compensation Plan).  In-Service distributions are available in the case of unforeseeable emergency.  Lump sum payments to specified employees (as such term is defined in Code Section 409A(a)(2)(B)(i)) will not be made until six months and one day following a separation from service.  All Named Executive Officers are fully vested in their benefit under the Deferred Compensation Plan.

Frozen Defined Benefit Pension Plan

We and certain of our affiliated companies maintain a frozen retirement plan, the Leucadia National Corporation Retirement Plan, as amended and restated effective January 1, 1997 (the “Frozen Defined Benefit Pension Plan”), for certain of our employees and employees of these affiliated companies. No benefit accruals under the Frozen Defined Benefit Pension Plan have been allowed and no new participants have been allowed after December 31, 1998. All participants are 100% vested in their frozen accrued benefit.  Participants were not required to make any contributions under the retirement plan.

Pension benefits may be collected upon attainment of normal retirement age (age 65) or upon satisfying the criteria for early retirement (age 55 with at least 10 years of service).  All early retirement benefit payments are actuarially reduced to reflect the longer expected payout period.  Messrs. Cumming and Steinberg are currently eligible to receive a normal retirement benefit.  Mr. Mara is currently eligible to receive an early retirement benefit.

The Frozen Defined Benefit Pension Plan provides for a survivor’s benefit payable to the spouse of a plan participant upon the death prior to retirement of the plan participant.  Had the death of any of our Named Executive Officers occurred on December 31, 2009, their spouses would be entitled to the following amounts under the Frozen Defined Benefit Pension Plan (subject to certain elections which may be made as described below):  Mr. Cumming’s spouse would receive $225,000, Mr. Steinberg’s spouse would receive $177,000, Mr. Mara’s spouse would receive $156,000, Mr. Orlando’s spouse would receive $107,000 and Mr. Wheeler’s spouse would not receive any payment.

The Frozen Defined Benefit Pension Plan contains provisions for optional forms of payment and provides that the normal form of benefit in the case of a married participant is a benefit actuarially equivalent to an annuity for the life of the participant payable in the form of a 50% joint and survivor annuity for the participant and his spouse.  With the spouse’s consent, a married participant may alternatively elect to receive benefits in the form of a single life annuity, a 75% joint and survivor annuity, a 100% joint and survivor annuity, a 5-year certain and life annuity, a 10-year certain and life annuity or a lump sum.

Both our Savings and Retirement Plan and Frozen Defined Benefit Pension Plan are intended to qualify under the provisions of Section 401 of the Code.

Other Benefits; Executive Perquisites

Medical and life insurance benefits are available to employees generally.

Under our employment agreements with Messrs. Cumming and Steinberg, we have agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate.  Additionally, Messrs. Cumming and Steinberg each may use the Company’s aircraft for non-business purposes, subject to the limitations set forth in their employment agreements.  See “Employment Agreements” below.  The incremental costs of any such aircraft usage are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement.

Certain of our executive officers receive the use of Company owned cars and certain related benefits.  The incremental costs of any personal use by the Named Executive Officers are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement.  The Company also pays for the parking expenses of one of our executive officers.

Stock Ownership Requirements

We do not have a formal stock ownership requirement; however, our Named Executive Officers beneficially own approximately 21.2% of our outstanding common shares, as reflected in the Present Beneficial Ownership of Common Shares table included in this proxy statement.

Compensation of Senior Executive Officers (executive officers other than Ian M. Cumming and Joseph S. Steinberg)

In 2009, our Senior Executive Officers received cost of living increases to their base salary (determined in January 2009) and discretionary bonuses for 2008 (also determined in January 2009).  Additionally, on January 26, 2010, the Company’s Board of Directors, upon the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg, approved annual salary increases (effective January 1, 2010) and discretionary 2009 cash bonuses for each of the Company’s Senior Executive Officers.

Discretionary cash bonus compensation of our Senior Executive Officers is determined based upon the subjective assessment of an executive’s and the Company’s performance, given the varied nature of the Company’s businesses.  Bonuses are subjective and are not based upon any formula or the application of any mathematical criteria.  In making their recommendations to the Compensation Committee, Messrs. Cumming and Steinberg consider the Company’s actual and estimated results of operations for the year in question, as well as operating results and bonus compensation for prior years.  They also consider annual performance reviews completed by each executive officer for the year, which provide Messrs. Cumming and Steinberg with each executive’s subjective assessment of his or her achievements for the year.

In evaluating each executive’s performance, Messrs. Cumming and Steinberg take into account the individual contributions to the current and future operations of the Company made by the named executive officers and place significant emphasis on whether the executive’s performance has increased the long-term value of the Company, rather than on short-term gains.  Messrs. Cumming and Steinberg also recognize that the current efforts of its executive officers may not result in operating profits for many years in the future.

Bonuses can vary widely from year to year, reflecting the Company’s profitability and the activities of the Company for that year.  For example, in years in which the Company is making significant acquisitions or dispositions, Messrs. Cumming and Steinberg are likely to subjectively consider the executive’s contribution to that effort (assuming his or her job responsibilities include acquisition and/or disposition activities or oversight) and in years in which the Company is actively engaged in restructuring operating companies, Messrs. Cumming and Steinberg are likely to consider the executive’s contribution to these efforts (assuming his or her job responsibilities include operations-related activities or oversight).  Messrs. Cumming and Steinberg also subjectively consider the executive’s contribution to analyses that results in avoiding investments that do not meet the Company’s investment criteria and are not consummated.

For 2009, Messrs. Cumming and Steinberg considered Mr. Mara’s senior leadership role in the Company and his efforts with its several energy related projects and his leadership and contributions to due diligence and negotiation efforts in consummated acquisitions and in acquisition opportunities that were not consummated.  Messrs. Cumming and Steinberg also considered Mr. Mara’s senior role in overseeing the Company’s investments in Inmet Mining Corporation and Cobre Las Cruces.

For Mr. Orlando, for 2009, Messrs. Cumming and Steinberg considered his senior leadership role in the Company, his management skills in coordinating the accounting operations of the Company’s multiple and varied operations, contributions to due diligence and negotiation efforts in consummated acquisitions and oversight of the Company’s public reporting and income tax filings.

For Mr. Wheeler, for 2009, Messrs. Cumming and Steinberg considered his accomplishments in overseeing the Company’s varied operating companies and investments and contributions to due diligence and negotiation efforts in consummated acquisitions and in acquisition opportunities that were not consummated.  Messrs. Cumming and Steinberg also recognized Mr. Wheeler’s efforts to maximize the value of the Company’s investments in its operating companies, control their costs and find opportunities for the operating companies to increase revenue.

After considering all of the foregoing, Messrs. Cumming and Steinberg made their recommendations to the Compensation Committee for its review and approval.  Thereafter, the Compensation Committee made its recommendation to the Board of Directors.

On March 1, 2010, the Compensation Committee, upon the recommendation of Messrs. Cumming and Steinberg, approved the grant to Justin R. Wheeler, Vice President and a Named Executive Officer of the Company, of options to purchase 100,000 common shares of the Company at an exercise price of $24.37 per share, the closing price of a common share of the Company on the NYSE on March 1, 2010.  The Compensation Committee also approved and recommended that the Board of Directors approve a retention agreement for Mr. Wheeler on the same date.  The Board authorized the retention agreement on March 1, 2010.  Messrs. Cumming and Steinberg recommended these arrangements in view of Mr. Wheeler’s demonstrated executive skills over the past few years in his oversight of the Company’s operations and investments, and their collective concern that Mr. Wheeler might pursue other opportunities.  The retention agreement provides for a payment of $2,500,000 to Mr. Wheeler if, at any time during the five year period through March 1, 2015, neither Mr. Cumming nor Mr. Steinberg is the Chief Executive Officer of the Company. The agreement contains a two year non-compete and non-solicitation clauses.  Following discussions with Mr. Wheeler, the amount of the payment and option award were recommended by Messrs. Cumming and Steinberg as being an appropriate incentive to retain Mr. Wheeler; in determining the option award, consideration was given to the number of options and the exercise price of such options previously granted to Mr. Wheeler.

Compensation of Messrs. Cumming and Steinberg

The Compensation Committee determines and approves, in conjunction with the Board of Directors, the annual compensation of Mr. Cumming, our Chairman of the Board, and Mr. Steinberg, our President.  The base compensation of Messrs. Cumming and Steinberg is set pursuant to employment agreements between the Company and each of Messrs. Cumming and Steinberg expiring June 30, 2015.  See “Employment Agreements and Elements of Post Termination Compensation and Benefits.”  The base salaries of Messrs. Cumming and Steinberg provided for in the current employment agreements initially were determined by the Compensation Committee in 1994 and increase annually in July of each year only to reflect annual cost of living increases.

Messrs. Cumming and Steinberg are also eligible to receive bonus compensation under the Bonus Plan.  The Bonus Plan directly links the annual incentive bonus of Messrs. Cumming and Steinberg with our earnings, while providing the Compensation Committee with the flexibility to reduce amounts to be paid under the Bonus Plan.  The Bonus Plan, as amended in May 2006 pursuant to shareholder approval, provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1.35% of our audited consolidated pre-tax earnings for each of the fiscal years through 2014.  The amount of the annual incentive bonus awarded to Messrs. Cumming and Steinberg in any given year is subject to reduction by the Compensation Committee, in its sole discretion.  Payments under the Bonus Plan are made in cash following written certification by the Compensation Committee as to the amount of the annual incentive bonus for any given year.  Amounts awarded to Messrs. Cumming and Steinberg, if any, under the Bonus Plan are determined and approved by the Compensation Committee each year following the annual meeting of shareholders.

The Bonus Plan is designed so that the cash bonuses awarded under the plan will qualify as “performance-based compensation” under Section 162(m) of the Code.  See “Accounting and Tax Matters.”

Employment Agreements and Elements of Post-Termination Compensation and Benefits

Employment Agreements

We have employment agreements with Messrs. Cumming and Steinberg that provide for Mr. Cumming’s employment as our Chairman of the Board and Chief Executive Officer and for Mr. Steinberg’s employment as our President through June 30, 2015 at annual salaries of $749,027 (as of July 1, 2009), subject to annual cost-of-living adjustments effective July 1 of each year, plus any additional compensation as may be voted by the Board of Directors.  Although their employment agreements entitle Messrs. Cumming and Steinberg to participate in all of our incentive plans and those of our subsidiaries and affiliated companies, they do not participate in any of those plans.  We have also agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate.  Additionally, their employment agreements entitle Messrs. Cumming and Steinberg, for as long as the Company has corporate-owned aircraft for business use, and subject to the availability of such aircraft, to the personal use of such aircraft, provided that the incremental cost to the Company does not exceed $1,500,000 per year for each of Messrs. Cumming and Steinberg.  Their employment agreements also provide that the Company will provide Messrs. Cumming and Steinberg with the use of suitable cars.

Under the employment agreements, if there is an Initiating Event (as defined below) and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us (other than for Cause (as defined below) or pursuant to the end of the term of the employment agreement or due to the death or disability of Messrs. Cumming or Steinberg) or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences, such as the appointment or election of another person to his office, the aggregate compensation and other benefits to be received by Mr. Cumming or Mr. Steinberg for any twelve full calendar months falling below 115% of the amount received by him during the comparable preceding twelve-month period, or a change in the location of his principal place of employment, Messrs. Cumming or Steinberg will receive a Severance Allowance equal to the remainder of the aggregate annual salary, as adjusted for increases in the cost of living, commencing on the date of termination and terminating at the close of business on June 30, 2015 (the “Severance Period”).  In addition, we or our successors will continue to (1) pay an amount equal to what Messrs. Cumming or Steinberg would have received under any pension plan of the Company had they continued to be an active, full-time employee of the Company during the Severance Period and (2) to carry the $1,000,000 term life insurance policies payable to the beneficiaries of Messrs. Cumming and Steinberg through the Severance Period.

An “Initiating Event” includes the consolidation or merger of the Company with or into another corporation or other reorganization of the Company, any of which results in a change in control of the Company; the sale of all or substantially all of the assets of the Company; or the acquisition, directly or indirectly, by any person, of beneficial ownership of more than fifty percent of the outstanding voting securities of the Corporation.  “Cause” is defined as the commission of any act of gross negligence in the performance of duties or obligations to the Company or any of its subsidiary or affiliated companies, or the commission of any material act of disloyalty, dishonesty or breach of trust against the Company or any of its subsidiary or affiliated companies.

Additionally, in the event of (1) the death of Messrs. Cumming or Steinberg (as the case may be); or (2) in the event of the termination of the agreement by the Company because of physical or mental disability of either Messrs. Cumming or Steinberg (as the case may be), Messrs. Cumming or Steinberg or either of their personal representatives shall be entitled to receive the following compensation prorated through the end of the month in which death or such termination occurs:  (a) base salary; (b) any additional compensation authorized by the Board of Directors; and (c) any annual cost of living adjustments to base compensation required by the employment agreements.  Thereafter, the company has no other obligations under the employment agreements, other than to pay any accrued and/or vested employee benefits, such as retirement, disability, profit sharing, stock options, cash or stock bonus or other plan or arrangement.

During the term of the agreements, any renewals or extensions of the agreements, and for a period of six months following termination of employment with the Company, Messrs. Cumming and Steinberg shall not, without the prior written approval of the Board of Directors of the Company solicit any customers or clients of the Company or solicit any employees of the Company.

Shareholders Agreement

Under the Shareholders Agreement among the Company, Ian M. Cumming and Joseph S. Steinberg, as amended as of May 16, 2006 (the “Shareholders Agreement”), the Company has agreed to repurchase up to 55% of the interest of each of Messrs. Cumming and Steinberg in the common shares of the Company upon the death of each of Mr. Cumming and Mr. Steinberg.  The Company will use all available proceeds from the life insurance policies held by the Company on the life of each of Messrs. Cumming and Steinberg, up to a maximum of $125,000,000, to fulfill this purchase obligation.  We currently maintain insurance on the life of each of Messrs. Cumming and Steinberg in the aggregate face amount of $125,000,000 for Mr. Cumming and $117,000,000 for Mr. Steinberg for this purpose, the premiums for which aggregated approximately $2,500,000 in 2009.

The Shareholders Agreement provides that Messrs. Cumming’s and Steinberg’s interests in the Company will be valued at the higher of the average closing price of the common shares on the NYSE for the 40 trading days preceding the date of death or the net book value of the common shares at the end of the fiscal quarter preceding the date of death.  The Shareholders Agreement extends through June 30, 2018.

Retirement Benefits Agreement

Pursuant to a retirement benefits agreement between Mr. Cumming and the predecessor to Leucadia Financial Corporation (“Leucadia Financial”), a wholly owned subsidiary of Leucadia National Corporation, upon Mr. Cumming’s retirement, he will be entitled to receive $10,000 per year for a period of ten years immediately following the date of his retirement or until his death, whichever occurs first.  If Mr. Cumming should die during the ten year period, Leucadia Financial will pay $10,000 per year to Mr. Cumming’s designees or to his estate, until the expiration of the ten-year period.  This agreement was initially entered into in 1977, before Leucadia Financial became a subsidiary of the Company.

Accounting and Tax Matters

The cost of all share-based payments to employees, including grants of employee stock options and warrants is recognized in the financial statements based on their fair values.  The cost is recognized as an expense over the vesting period of the award.

Under the provisions of Section 162(m) of the Code, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed in our proxy statement for any year in excess of $1,000,000 per year unless the compensation was within the definition of “performance-based compensation” or meets certain other criteria.  To qualify as “performance-based compensation,” in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria or standards that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal.  We believe that ordinarily it is in our best interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success.  To the extent these goals can be met with compensation that is designed to be deductible under Section 162(m) of the Code, such as the Option Plan and the Senior Executive Annual Incentive Bonus Plan (as discussed elsewhere in this analysis), the compensation plans will be used.  However, the Compensation Committee and the Board of Directors recognize that, in appropriate circumstances, compensation that is not deductible under Section 162(m) of the Code may be paid in the Compensation Committee’s discretion, weighing factors such as the benefit to the Company in giving bonuses deserved by executives outweighing the loss of any potential tax deduction.  Additionally, given the Company’s available net operating loss carryforwards, we believe that any loss of deductions as a result of such compensation may not be material.

In order to maintain tax deductibility of payments made pursuant to the 2003 Senior Executive Annual Incentive Bonus Plan, we must obtain shareholder approval of the material terms of the performance goals every five years, as required under the tax rules.  As approval was received in 2006, we will again seek shareholder approval as required under the tax rules in 2011.

Compensation Committee Report

We have reviewed and discussed with the Company’s management the above Compensation Discussion and Analysis (“CD&A”).  Based upon the reviews and discussions, we have recommended to the Board of Directors that the CD&A be included in these Proxy Materials.

Compensation Committee
Jesse Clyde Nichols, III (Chairman)
Paul M. Dougan
James E. Jordan

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Option Awards (2)	All Other Compensation (3)		Total
Ian M. Cumming, Chairman of the Board	2009 2008 2007	$741,288 $723,152 $702,169	$22,471 $22,030 $21,389	(1) (1) (1)	$ - $ - $ -	$248,091 $403,878 $486,477	(4)(5)	$1,011,850 $1,149,060 $1,210,035

Joseph S. Steinberg, President	2009 2008 2007	$741,288 $723,152 $702,169	$22,471 $22,030 $21,389	(1) (1) (1)	$ - $ - $ -	$420,579 $395,299 $528,238	(5)(6)	$1,184,338 $1,140,481 $1,251,796

Thomas E. Mara, Executive Vice President	2009 2008 2007	$353,000 $343,000 $330,000	$610,590 $510,290 $809,900		$ - $872,731 $ -	$142,690 $144,854 $132,060	(7)	$1,106,280 $1,870,875 $1,271,960

Joseph A. Orlando, Vice President and Chief Financial Officer	2009 2008 2007	$321,000 $312,000 $300,000	$809,630 $684,360 $909,000		$ - $872,731 $ -	$46,400 $51,713 $52,486	(8)	$1,177,030 $1,920,804 $1,261,486

Justin R. Wheeler, Vice President	2009 2008 2007	$250,000 $214,000 $206,000	$847,500 $646,420 $806,180		$ - $872,731 $ -	$94,769 $93,869 $41,679	(9)	$1,192,269 $1,827,020 $1,053,859

(1)  This amount represents the annual year-end bonus, based on a percentage of salary, paid to all employees of Leucadia National Corporation (but not all subsidiaries).  Messrs. Cumming and Steinberg did not receive bonus compensation under the Bonus Plan for 2007 or 2008.  The Compensation Committee intends to consider the payment of a 2009 performance bonus to each of Messrs. Cumming and Steinberg at their meeting to be held following the 2010 Annual Meeting of Shareholders. See “Compensation Discussion and Analysis – Compensation of Messrs. Cumming and Steinberg.”

(2)  This column represents the grant date fair value of stock options granted to each of Messrs. Mara, Orlando and Wheeler in 2008, all in accordance with generally accepted accounting principles (“GAAP”).  For information on the valuation assumptions with respect to the grants made in 2008, refer to Note 14 to our consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2009.

(3)  Certain items included in this column (including personal use of corporate aircraft and company cars, parking expenses, directors fees, and life insurance premiums) are currently taxable to the Named

Executive Officer.  The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(4)  Consists of non-cash compensation of $29,886, valued at the incremental cost to the Company, for Mr. Cumming’s personal use of corporate aircraft, directors fees from affiliates of the Company of $167,500 and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Cumming of $36,750.  This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Cumming, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Cumming.

(5)  The calculation of the incremental cost to the Company for personal use of company aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel expense, repairs and maintenance, flight crew meals and lodging.  Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and any other expense that would have been incurred regardless of whether there was any personal use of Company aircraft.

(6)  Consists of non-cash compensation, valued at the incremental cost to the Company, for Mr. Steinberg’s personal use of corporate aircraft of $212,727, net of a $250,000 voluntary reimbursement to the Company made by Mr. Steinberg toward corporate aircraft usage, directors fees from affiliates of the Company of $166,500 and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Steinberg of $34,300.  This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Steinberg, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Steinberg.

(7)  Consists of directors fees from affiliates of the Company of $81,197 ($25,697 of which was received in Canadian dollars and converted into U.S. dollars using the closing exchange rates on the date each payment was received) and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Mara of $36,750.  This column also includes Mr. Mara’s personal use of a Company car and related expenses including parking, and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Mara, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Mara.

(8)  This column includes directors fees from affiliates of the Company and contributions made by the Company to the Savings and Retirement Plan and the Deferred Compensation Plan on behalf of Mr. Orlando, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Orlando.

(9)  Consists of directors fees from affiliates of the Company of $62,000.  This column also includes Mr. Wheeler’s personal use of a Company car and related expenses and contributions made by the Company to the Savings and Retirement Plan and the Deferred Compensation Plan on behalf of Mr. Wheeler, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Wheeler.

 Outstanding Equity Awards at Fiscal Year-End

This table provides information on the holdings of option awards or warrants by the Named Executive Officers at December 31, 2009.  This table includes exercisable and unexercisable options or warrants.  The options vest and become exercisable in five equal annual installments, commencing approximately one year from the grant date.  For Mr. Cumming and Mr. Steinberg, warrants commenced vesting on May 16, 2006, the date of shareholder approval, and vest in five equal annual installments thereafter on March 6th of each subsequent year.  For additional information about the option and warrant awards, see the description of our Option Plan and Warrant Plan in the CD&A.

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
		Exercisable	Unexercisable
Ian M. Cumming, Chairman of the Board	3/6/06(1)	1,600,000	400,000	$28.515	3/5/11

Joseph S. Steinberg, President	3/6/06(1)	1,600,000	400,000	$28.515	3/5/11

Thomas E. Mara, Executive Vice President	12/9/04(2) 12/11/06(3) 10/22/08(4)	24,000 20,000 20,000	24,000 60,000 80,000	$21.753 $27.340 $27.880	1/2/11 12/31/12 10/22/14

Joseph A. Orlando, Vice President and Chief Financial Officer	12/9/04(2) 12/11/06(3) 10/22/08(4)	18,000 20,000 20,000	18,000 60,000 80,000	$21.753 $27.340 $27.880	1/2/11 12/31/12 10/22/14

Justin R. Wheeler, Vice President	12/9/04(2) 12/11/06(3) 10/22/08(4)	12,242 30,000 20,000	7,500 45,000 80,000	$21.753 $27.340 $27.880	1/2/11 12/31/12 10/22/14
______________________
(1)  Vesting of these warrants began on May 16, 2006, the date of shareholder approval, and thereafter on March 6th of each of 2007, 2008, 2009 and 2010.

(2)  Vesting of these options began on January 2, 2006.

(3)  Vesting of these options began on January 1, 2008.

(4)  Vesting of these options began on October 22, 2009.

Pension Benefits Under the Company’s Frozen Defined Benefit Pension Plan

The following table shows the benefits that the Named Executive Officers are entitled to receive under our Frozen Defined Benefit Pension Plan.  As described in the CD&A, the Leucadia National Corporation Retirement Plan, as amended and restated effective January 1, 1997, was frozen effective December 31, 1998.  We and certain of our affiliated companies maintain this frozen retirement plan for certain of our employees and employees of those affiliated companies. No benefit accruals under or new participants in the retirement plan have been allowed after December 31, 1998.  All participants are 100% vested in their frozen accrued benefit.  Participants were not required to make any contributions under the retirement plan.

Name	Number of Years of Credited Service	Annual Accumulated Retirement Benefit (1)	Present Value of Accumulated Retirement Benefit (2)	Payments During Last Fiscal Year
Ian M. Cumming	10	$25,394	$426,000	–
Joseph S. Steinberg	10	$25,394	$337,000	–
Thomas E. Mara	10	$25,394	$297,000	–
Joseph A. Orlando	12	$27,451	$198,000	–
Justin R. Wheeler	0	–	–	–

__________________

(1)  These amounts are determined under the retirement plan formula, which considers cash compensation and total years of service for the named individual.  The amounts are expressed as life annuities payable beginning at age 65.  Since the plan was frozen in 1998, subsequent changes in cash compensation and additional years of service have no effect on the annual accumulated retirement benefit reflected above, which will not change.

(2) The present value of accumulated retirement benefits was calculated using a 4.35% interest rate; 2009 PPA separate static annuitant and nonannuitant mortality tables; the participant’s age as of his nearest birthday to December 31, 2009; and annuity payments assumed to commence at normal retirement age (65) or current age, if older.

For information concerning a retirement benefits agreement for Mr. Cumming, see “Employment Agreements and Elements of Post-Termination Compensation and Benefits” in the CD&A.

Benefits Under The Company’s Non-Qualified Deferred Compensation Retirement Plan

The following table shows the benefits that the Named Executive Officers are entitled to receive under our Non-Qualified Deferred Compensation Retirement Plan.  As described in the CD&A, the Non-Qualified Deferred Compensation Retirement Plan was established January 1, 2009.  The table reflects the contributions made by the Company and earnings during 2009.  The plan does not provide for employee contributions.  All Named Executive Officers are fully vested in their benefits.  Earnings are based on the directed investment options of the Named Executive Officers.

Name	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Ian M. Cumming, Chairman of the Board	$36,750	$12,564	$ -	$49,314

Joseph S. Steinberg, President	$34,300	$10,648	$ -	$44,948

Thomas E. Mara, Executive Vice President	$36,750	$ 4,325	$ -	$41,075

Joseph A. Orlando, Vice President and Chief Financial Officer	$22,050	$ 8,811	$ -	$30,861

Justin R. Wheeler, Vice President	$ 7,350	$ 1,274	$ -	$ 8,624

_________________

(1) All amounts are included in the Summary Compensation Table in All Other Compensation.

(2) Earnings are based upon the investment direction of the Named Executive Officer.

Director Compensation

Directors who are also our employees do not receive remuneration for services as a member of the Board of Directors or any committee of the Board of Directors.

The annual retainer paid to the Company’s non-employee directors is $75,000 and meeting fees are $750 ($850 if a committee chairman).  Additionally, members of the Audit Committee receive $10,000 annually and the Chairman of the Audit Committee receives an annual fee of $14,000.

Under the terms of the Option Plan, each non-employee director will automatically be granted options to purchase 2,000 common shares on the date on which the annual meeting of our shareholders will be held each year. The purchase price of the common shares covered by the options will be the fair market value of the common shares on the date of grant. These options become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 2,000 common shares at an exercise price of $24.44 per common share were awarded to each of Messrs. Dougan, Hirschfield, Jordan, Keil, Nichols and Sorkin on May 11, 2009.

The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.

This table sets forth compensation paid to the non-employee directors during 2009 (including Lawrence D. Glaubinger who did not stand for reelection at the 2009 Annual Meeting).

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total (3)
Paul M. Dougan	$ 94,750	$17,606	$ 112,356
Lawrence Glaubinger	$ 28,750	$ -	$ 28,750
Alan J. Hirschfield	$ 94,000	$17,606	$ 111,606
James E. Jordan	$ 94,850	$17,606	$ 112,456
Jeffrey C. Keil	$102,500	$17,606	$ 120,106
Jesse Clyde Nichols, III	$ 96,550	$17,606	$ 114,156
Michael Sorkin	$ 53,000	$17,606	$ 70,606

_________________________
(1)  This column reports the amount of cash compensation earned in 2009 for Board and committee service.

(2)  This column represents the grant date fair value of stock options granted to each director in 2009  determined in accordance with GAAP.  For information on the valuation assumptions with respect to the grants made in 2009, refer to Note 14 to our consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2009.

(3)  This table does not include disclosure of any perquisites and other personal benefits for any non-employee director because such amounts did not exceed $10,000 in the aggregate per director.

Potential Payments upon Termination of Employment

The following information describes and quantifies (where possible) certain compensation that would become payable under then existing agreements and plans if the Named Executive Officer’s employment had terminated on December 31, 2009, other than for Cause.

We have employment agreements with Messrs. Cumming and Steinberg which require payments under certain circumstances.  As described in the CD&A, under the employment agreements, if there is an Initiating Event and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us other than for Cause (or pursuant to the end of the term of the employment agreement or due to the death or disability of Messrs. Steinberg or Cumming) or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences each of Messrs. Cumming and Steinberg would be entitled to a severance allowance of $4,400,000, which is equal to the remainder of their aggregate salary, as adjusted for annual increases in the cost of living, commencing on December 31, 2009 and terminating at the close of business on June 30, 2015 (the “Severance Period”).  In determining this amount, we have assumed a consistent annual cost of living increase of 2% (the actual annual cost of living increase effective July 2009).  The Company would also be obligated to make annual contributions to our Savings and Retirement Plan and Deferred Compensation Retirement Plan based on the severance allowance during the Severance Period (aggregating $246,000 for Mr. Cumming and $244,000 for Mr. Steinberg).  Additionally, the Company would be obligated to continue to carry at our expense term life insurance policies on the lives of Messrs. Cumming and Steinberg in the amount of $1,000,000 each until June 30, 2015, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate.  If Mr. Cumming or Mr. Steinberg were to die during the Severance Period, the payments due under the employment agreements would terminate at the end of the month in which death occurs.

If the termination had resulted from the death or disability of Mr. Cumming or Mr. Steinberg, no additional salary payments would be required under the employment agreements.  Thereafter, the Company would have no other obligation under the employment agreements, other than to pay any accrued and/or vested employee benefits under the retirement plans and the warrants.

Under the Shareholders Agreement between the Company and Messrs. Cumming and Steinberg, which is described in the CD&A, should the death of Messrs. Cumming and Steinberg have occurred on December 31, 2009, the Company would have been obligated to repurchase common shares from either of their estates in an amount equal to the life insurance proceeds received by the Company upon their death, not to exceed $125,000,000 for each estate.  The Company currently is the beneficiary on life insurance policies in the aggregate face amount of $125,000,000 for Mr. Cumming and $117,000,000 for Mr. Steinberg.

Under the 2006 Senior Executive Warrant Plan, should the death of Messrs. Cumming and Steinberg have occurred on December 31, 2009, the 400,000 common shares for each of Messrs. Cumming and Steinberg that are not vested under the Warrant Plan would immediately become vested; since the exercise price of the warrants exceeded their market price at that date, the warrants would have had no aggregate intrinsic value.  The Warrant Plan does not provide for any other circumstances for acceleration of vesting upon termination of employment.

For amounts payable under the Frozen Defined Benefit Pension Plan upon retirement or death of a Named Executive Officer, see the pension benefits table above, as well as the description of this plan in the CD&A.  For a description of the Savings and Retirement Plan, see the CD&A.  Under these plans, termination of employment does not accelerate amounts payable.

For amounts payable under the Deferred Compensation Retirement Plan upon the retirement, termination, change in control, death, or disability of a Named Executive Officer, see the table on page 28 above as well as the description of this plan in the CD&A.  For the description of the Deferred Compensation Retirement Plan, see the CD&A.  Payments will accelerate upon a Change in Control (as defined in the plan).

For amounts payable to Mr. Cumming under a retirement benefits agreement, see the CD&A.  Under this agreement, upon Mr. Cumming’s retirement, payments will commence.

None of the Senior Executive Officers is a party to an employment agreement.  However, under the terms of the Option Plan, the time within which to exercise vested options will be extended in accordance with the Option Plan, but not beyond the expiration date of the Option, for a period of either three months or one year, depending on the triggering event; these triggering events do not result in any acceleration of any unvested Options.  For the number of Options exercisable by each Senior Executive Officer as of December 31, 2009 see the Outstanding Equity Awards at Fiscal Year-End table.

Upon the occurrence of an Extraordinary Event of the Company (as defined in the Option Plan, including a change in control of the Company) all then outstanding stock options that have not vested or become exercisable will immediately become exercisable.  Had an Extraordinary Event occurred on December 31, 2009, our Senior Executive Officers would not have received any value for their outstanding stock options (determined by multiplying (A) the spread between the $23.79 per common share closing price on December 31, 2009 and the per common share exercise price for each option (which was negative) by (B) the number of common shares covered by previously unvested options).

Indemnification

Pursuant to contracts of insurance dated October 1, 2009, with Illinois National Insurance Company, 175 Water Street, New York, New York 10038, U.S. Specialty Insurance Company, 111 Town Square Place, Suite 1201 Jersey City, New Jersey 07310, Westchester Fire Insurance Company, 1325 Avenue of the Americas, 19th Floor, New York, New York 10019, Continental Casualty Insurance Company, 40 Wall Street, New York, New York 10005, Hartford Accident & Indemnity Company, 2 Park Ave, 5th Floor, New York, New York 10016, Allied World Assurance Company (U.S.), Inc., 199 Water

Street, 24th Floor, New York, New York 10038 and XL Specialty Insurance Company, 100 Constitution Plaza, 17th Floor, Hartford, Connecticut 06103, we maintain a combined $80,000,000 indemnification insurance policy covering all of our directors and officers.  The annual premium for the insurance is approximately $2,100,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of the forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial shareholders, we believe that during the year ended December 31, 2009, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2009.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCooper LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence.  The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC and selected PricewaterhouseCoopers LLP as the independent auditor for 2010.

Submitted by the Audit Committee of the Board of Directors

Jeffrey C. Keil, Chairman
Paul M. Dougan
Alan J. Hirschfield
James E. Jordan
Jesse Clyde Nichols, III

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor, PricewaterhouseCoopers LLP.  Specifically, the committee has pre-approved certain specific categories of work and an initially authorized annual amount for each category.  For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required.  The Audit Committee has delegated to the Committee chair the ability to pre-approve both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals.  Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee.  All requests for services to be provided by PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Chief Financial Officer of the Company, who determines that such services are in fact within the scope of those services that have been pre-approved by the Audit Committee.  The Chief Financial Officer reports to the Audit Committee periodically.

The following table sets forth the aggregate fees incurred by us for the following periods relating to our independent accounting firm, PricewaterhouseCoopers LLP:

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees	$2,269,900	$2,835,300
Audit Related Fees	153,100	223,100
Tax Fees	492,700	840,300
All Other Fees	2,600	1,500
	$2,918,300	$3,900,200

In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the Company’s consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements.  Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and in 2009 consist of compliance with regulatory matters and consulting with respect to technical accounting and disclosure rules.  Tax Fees are fees for tax compliance, tax advice and tax planning.  All Other Fees are fees for services not included in the first three categories.  All such services were approved by the Audit Committee.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders.  If the shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee.  If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

The Board of Directors recommends that the shareholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2010.  The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2010.  PricewaterhouseCoopers LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2009 Annual Report to Shareholders is being furnished to shareholders concurrently herewith.

Shareholders may request a written copy of our Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, our Corporate Governance Guidelines and our Code of Business Practice, which includes our Code of Practice, by writing to our Corporate Secretary, Laura E. Ulbrandt, at 315 Park Avenue South, New York, New York 10010.  Each of these documents is also available on our website, www.leucadia.com.

PROPOSALS BY SHAREHOLDERS

Proposals that shareholders wish to include in our proxy statement and form of proxy for presentation at our 2011 annual meeting of shareholders must be received by us at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Assistant Vice President and Secretary, no later than December 7, 2010.

Any shareholder proposal must be in accordance with the rules and regulations of the SEC.  With respect to proposals submitted by a shareholder other than for inclusion in our 2011 proxy statement and related form of proxy, timely notice of any shareholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than December 7, 2010.  Any proxies solicited by the Board of Directors for the 2011 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone.  You may revoke the proxy at any time before it is exercised.  If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 22, 2010, in order to vote your shares at the meeting.

By Order of the Board of Directors

Laura E. Ulbrandt
Assistant Vice President and Secretary